Exhibit 6.4

GENERAL COMMERCIAL LEASE

S.L. NUSBAUM REALTY COMPANY

1700 WELLS FARGO CENTER

440 MONTICELLO AVENUE

NORFOLK, VIRGINIA 23510

THIS DEED OF LEASE, Made this 31st day of October 2023, by and between 3321 PRINCESS, LLC (herein called “Landlord”), and LION POWER SYSTEMS, INC. (herein called “Tenant”), and S.L. NUSBAUM REALTY CO. and MID-ATLANTIC COMMERCIAL REAL ESTATE (hereinafter called “Agent”).

W I T N E S S E T H:

1. PREMISES. Landlord leases to Tenant and Tenant takes and leases from Landlord the following described real property (hereinafter called “Premises”):

Approximately 47,788 square feet of assembly, warehouse, and office space in an approximately 294,657 square foot warehouse Building (hereinafter called “the Building”) and all other improvements situated on such land, which is described in Exhibit A attached hereto and is known for street address purposes as 3321 E. Princess Anne Road, Suite 1B, Norfolk, Virginia, 23502. Tenant’s prorate share is 16.2%.

The use and occupation by the Tenant of the Premises shall include the use in common with others entitled thereto of the common areas, employees’ parking lots, sidewalks and customer parking areas, subject, however, to the terms and conditions of this agreement and to the reasonable rules and regulations for the use thereof, as prescribed from time to time by the Landlord.

2. TERM. The Term of this Lease shall be for five (5) years and shall commence on January 1, 2024, and end on December 31, 2028, with rent to commence on January 1, 2024. Except where the context clearly requires otherwise, the word “Term,” whenever used in this Lease with reference to the duration hereof shall be construed to include any renewal Term as well as the original Term.

3. PURPOSE. The Premises shall be used for the purpose of warehousing, distribution, and assembly of lithium-ion batteries and power storage systems and related services and activities, and for no other purpose whatsoever.

4. RENT AND REAL ESTATE TAXES. (a) Landlord reserves, and Tenant covenants to pay to Landlord, in advance on the first day of each month during the Term, without prior demand, and without deduction, abatement or set-off of any kind therefor being made, rent as follows:

01/01/24 – 12/31/24 - $38,827.75 per month, NNN

01/01/25 – 12/31/25 - $39,992.58 per month, NNN

01/01/26 – 12/31/26 - $41,192.36 per month, NNN

01/01/27 – 12/31/27 - $42,428.13 per month, NNN

01/01/28 – 12/31/28 - $43,700.97 per month, NNN

The January 2024 rent shall be paid by Tenant to Landlord upon the full execution of this Lease by all parties to it. The security deposit (pursuant to Lease Paragraph 44 herein) shall be paid by Tenant prior to occupancy, or January 1, 2024, which ever shall come first.

(b) Landlord covenants that it will pay, when due, all real estate taxes and assessments imposed against the premises. As additional rent, beginning with the lease commencement date, Tenant shall pay to Landlord monthly in advance the sum of $0.47 per square foot or $1,871.70 per month, as its 1/12th estimated share of real estate taxes, which estimated share shall be the ratio of the total gross square footage of the leased premises to the total leasable square foot area of the Building (16.2%) (prorated as of the commencement date of the lease and as of the date of expiration of the term). Tenant’s share of real estate taxes shall be adjusted annually at the end of each calendar year throughout the term of this lease to reflect the actual charges incurred during the preceding Lease Year or partial Lease Year, prorated appropriately for any such partial Lease Year. Landlord shall bill Tenant for such adjustment after the end of each calendar year. In addition, Landlord shall adjust Tenant’s estimated real estate tax charge for the following calendar year based on the actual charges for the preceding calendar year. Tenant acknowledges that Tenant shall be liable for his prorata share of such actual charges after expiration of this lease.

5. PAYMENT OF RENT. Tenant covenants to pay said rent and all other sums due to Landlord, made payable to Landlord in the manner above appointed, at the office of the Landlord, 3321 Princess, LLC, Attn: Sam Schick, 2250 59th Street, 5th Floor, Brooklyn, New York, 11204, or at such other place as Landlord may from time to time designate in writing. Tenant covenants and agrees to pay Landlord as a returned check charge of $100.00 for any check which is returned by the bank for insufficient funds or any other reason which is not the fault of the Landlord.

6. LATE PAYMENTS. Tenant agrees to pay to Landlord a late charge of $100.00 for any monthly installment of rent paid after the fifth day of the applicable month ($150.00 if after the tenth day) and Tenant is also to pay interest at the rate of 12% per annum payable monthly on all rents and all other sums due Landlord under this Lease from the time said rents or sums accrue or become due to Landlord. Landlord expressly reserves all other rights and remedies provided herein and/or by law in respect thereto. Tenant further agrees to pay (or to reimburse Landlord promptly if Landlord elects to pay) all reasonable attorney’s fees and court costs incurred in connection with the collection of delinquent rents and all other sums due Landlord under this Lease.

7. ASSIGNMENT. Tenant covenants that the Premises shall be used only for the purpose above mentioned, and that Tenant will not assign this Lease or sublet the Premises or any part thereof, nor permit any other person to occupy same, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. If Tenant is a corporation, the sale of a majority of its outstanding capital stock shall be deemed an assignment of this Lease, except in the circumstance of the company going public. The ability of the Tenant to take the company public shall not require the Landlord’s approval or trigger the Landlord’s ability to terminate the lease. If any person, firm or corporation other than Tenant is in possession of the Premises during the Term hereof, without the written consent of Landlord, Landlord shall have the option of terminating this Lease, or of considering such person, firm or corporation in possession as the assignee of Tenant and, therefore, obligated to observe and perform all the covenants, provisions and conditions herein contained binding upon Tenant.

8. REMEDIES FOR DEFAULT. Tenant covenants that if the Premises at any time are deserted, abandoned or closed, or if Tenant defaults for a period of ten (10) days after receipt of written notice of such default from Landlord in paying any installment of rent or other amount due hereunder when due or in performing any covenant, provision or condition herein contained binding upon Tenant, Landlord shall have, in addition to all other rights and remedies provided by law, the right to enter and take possession of the Premises, peaceably or by force, and to terminate this Lease; and Landlord may relet the Premises, in whole or in part, in one or more leases, for the unexpired portion of the Term, or any part thereof, and receive the rent therefor and apply it on the rent and other charges due hereunder, the rate and terms of such reletting to be such as Landlord deems expedient, and Landlord’s action shall be final and binding upon Tenant, and Tenant agrees to pay promptly to Landlord on demand, at one time or from time to time, any difference between the rent and other charges payable hereunder and any amounts collected by Landlord from the tenant or tenants to whom the Premises may be relet as aforesaid. If Tenant goes into bankruptcy, voluntary or involuntary, or into receivership, or makes a general assignment for the benefit of creditors, Landlord shall have the right to terminate this Lease at such time thereafter as Landlord may elect and in any such event and/or election Landlord shall have all the rights and/or remedies provided by law and/or by this Lease.

9. TENANT’S FURNITURE AND FIXTURES. Intentionally deleted.

10. INSURANCE BY LANDLORD. Landlord shall obtain and keep in force during the term of this lease a policy or policies of insurance covering loss or damage to the premises (not including Tenant’s contents or property), providing protection against all perils included within the classification of fire and extended coverage. As additional rent, beginning with the lease commencement date, Tenant shall pay to Landlord monthly in advance the sum of $0.19 per square foot or $756.64 per month, as its 1/12th estimated share of Landlord’s insurance, which estimated share shall be the ratio of the total gross square footage of the leased premises to the total leasable square foot area of the Building (16.2%) (prorated as of the commencement date of the lease and as of the date of expiration of the term). Tenant’s share of Landlord’s insurance shall be adjusted annually at the end of each calendar year throughout the term of this lease to reflect the actual charges incurred during the preceding Lease Year or partial Lease Year, prorated appropriately for any such partial Lease Year. Landlord shall bill Tenant for such adjustment after the end of each calendar year. In addition, Landlord shall adjust Tenant’s estimated Landlord’s insurance charge for the following calendar year based on the actual charges for the preceding calendar year. Tenant acknowledges that Tenant shall be liable for his prorata share of such actual charges after expiration of this lease. Tenant shall be responsible for maintaining insurance on its contents and property.

11. COMMON AREA MAINTENANCE (CAM) EXPENSES. As additional rent, beginning with the lease commencement date, Tenant shall pay to Landlord monthly in advance the sum of $0.34 per square foot or $1,353.99 per month, as its 1/12th estimated share of CAM expenses, which estimated share shall be the ratio of the total gross square footage of the leased premises to the total leasable square foot area of the Building (16.2%) (prorated as of the commencement date of the lease and as of the date of expiration of the term). The CAM expense charge shall cover all amounts paid by Landlord including, but not limited to, costs for equipping, operating, maintaining, managing, repairing and replacing the common areas including curbs and walkways; cleaning and sweeping, snow, ice and trash removal from the common areas; costs and expenses of planting and replacing flowers and landscaping; water and sewerage charges (which amount shall be estimated, based on Landlord’s reasonable allocation, from total water and sewerage charges for the period); storm water management fees; maintenance, repair and replacement of utility systems; repair but not replacement of the Building roof; repair and replacement of gutters and downspouts; the cost of electricity for lighting; repair and the replacement of fixtures, bulbs and the like; parking lot repair and line painting; and other maintenance and repair items. Tenant’s share of CAM expenses shall be adjusted annually at the end of each calendar year throughout the term of this lease to reflect the actual charges incurred during the preceding Lease Year or partial Lease Year, prorated appropriately for any such partial Lease Year. Landlord shall bill Tenant for such adjustment after the end of each calendar year. In addition, Landlord shall adjust Tenant’s estimated CAM expenses charge for the following calendar year based on the actual charges for the preceding calendar year. Tenant acknowledges that Tenant shall be liable for his prorata share of such actual charges after expiration of this lease.

12. UTILITY BILLS. Landlord covenants to pay promptly when due for storm water program fees and for gas, water, electricity, and sewage disposal used in the Premises during the Term of this Lease. Tenant agrees to be extremely prudent in its use of utilities. Tenant agrees to pay its prorata share (16.2%) of the utility bills.

13. LANDLORD’S REPAIRS AND RIGHT OF ENTRY. Landlord covenants that it will, at its own cost and expense and with reasonable dispatch after being notified in writing by Tenant of the need therefor, make replacements to the major components of the heating and air conditioning equipment (compressors, air handling units or heat exchangers) and make such repairs to the exterior of the Premises (including the roof, gutters, downspouts and outside walls, but excepting all glass and doors), as may be necessary to keep the same in good condition of repair; provided, however, that (i) if the need for such repair is occasioned by a casualty resulting from the negligence or willful act of Tenant, or any of his agents, employees or contractors, and (ii) if such casualty shall not be within the coverage of a standard fire insurance policy with extended coverage, then such repairs shall likewise be made by Landlord but shall be charged to and be paid for by Tenant. Anything in the foregoing to the contrary notwithstanding, Landlord shall have no liability whatsoever for damage or injury to person or property occasioned by its failure to make any such repair (e.g., injury or damage to property resulting from leaks caused by a defect in the roof, outside walls, gutters and/or downspouts) unless, within a reasonable time after being notified in writing by Tenant of the need therefor, Landlord shall have failed to make such repair and such failure shall not have been due to any cause beyond Landlord’s control, including, without limitation, strikes and/or inability to obtain material and/or equipment. Landlord, its agents, employees and contractors, shall have the unobstructed right, from time to time, to enter the Premises for the purpose of making any of the aforesaid repairs. Tenant shall not be entitled to any reduction in rent or to any claim for damages by reason of any inconvenience, annoyance, and/or injury to business arising out of any repairs made by Landlord pursuant to this paragraph.

14. REPAIRS BY TENANT. During the Term of this Lease, Tenant covenants, at Tenant’s cost and expense, to keep all parts and systems of the Premises in good order and safe condition (excepting those replacements and repairs which Landlord has agreed to make in Lease Paragraph 13 above), ordinary wear and tear excepted.

15. INSECTS AND RODENTS. Tenant covenants to do and to pay for those things reasonably necessary, or required by law, to keep the Premises free of roaches, rodents, insects and other pests, and Tenant agrees that Landlord shall not be liable for any damage caused thereby except termites, which treatment if termites are found, shall be the expense of the Landlord. Repairs needed as a result of structural damage from termite infestation shall be the responsibility of Landlord. Tenant shall promptly provide Landlord with copies of all pest control documentation and reports for services provided to the Premises.

16. DAMAGE BY VANDALS. Tenant covenants that if the exterior and/or the interior of the Building in which the Premises are located are damaged by persons breaking, or attempting to break, into the Premises, or by vandals, the cost of repairing any and all damage to the Premises and said Building caused thereby over and above any insurance proceeds received by Landlord in respect thereto will be borne by Tenant and promptly paid by Tenant to Landlord.

17. SIGNS. Tenant covenants not to paint or place (nor permit to be painted or placed) any sign or other advertising device, bill or billboard upon or about the Premises (or the exterior of the Building in which the Premises are located) or any part thereof, without the prior written permission of Landlord, which shall not be unreasonably withheld or delayed.

18. NUISANCE. Tenant covenants not to allow the Premises to be used for any illegal or immoral purpose, and not to do (or suffer to be done) in or about the Premises any act or thing which may be a nuisance, annoyance, inconvenience or damage to Landlord, Landlord’s other tenants, the occupants of adjoining property, or the neighborhood.

19. NO ALTERATIONS. Tenant covenants not to paint the Premises or any part thereof, nor to make (or suffer to be made) any waste thereof or alterations or improvements therein or thereto, without prior written permission of Landlord, which shall not be unreasonably withheld or delayed.

20. CARE OF ROOF. Tenant covenants: (i) not to place (or suffer to be placed) any debris on the roof of the Building in which the Premises are located, (ii) not to cut into or drive nails into or otherwise mutilate said roof, and (iii) to make no use of the roof without Landlord’s prior written consent.

21. COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. Tenant agrees that Tenant has received and will keep, at Tenant’s expense, the Premises and all appurtenances, thereto, including all yards, alleys and sidewalks, in good, safe, tenantable and sanitary condition; that Tenant will, at Tenant’s expense, promptly remove all snow and/or debris whether same is left on the property by Tenant or others (Landlord and Agent excepted); that Tenant will, at Tenant’s expense, promptly comply with and carry out all laws, ordinances, rules, regulations and requirements (including zoning) of the federal, state, municipal and county governments, relating to the Premises and/or the business conducted therein; and that Tenant will indemnify Landlord against any and all liability for damage to person and property caused by the breach of any covenant or agreement of Tenant contained in this Lease. Tenant recognizes that Landlord makes no representation, express or implied, that the Premises are zoned for the use(s) contemplated by Tenant and expressed in Paragraph 3 of this Lease, tenant being satisfied before executing and delivering this Lease that the Premises can be used for such purpose(s), and Tenant shall not have the right to terminate this Lease, nor shall Tenant be entitled to any abatement of rent payable under the provisions of this Lease or any claim for damages, in the event Tenant cannot use the Premises, in whole or in part, for the purpose(s) for which Tenant intends to use same.

22. FAILURE TO REPAIR. Tenant agrees that if Tenant fails to make any repair or to remove any debris as required in this Lease, within five (5) days after the receipt of written notice from Landlord in respect thereto, such may be undertaken by Landlord, and Tenant agrees to reimburse Landlord promptly for the reasonable cost thereof.

23. CONDITION ON TERMINATION. Upon the termination of this Lease, Tenant covenants to deliver to Landlord the Premises and all appurtenances thereto, peaceably and quietly, in as good order and condition as same now are or may hereafter be put by Landlord or Tenant, ordinary wear and tear and damage from fire or other casualty not occasioned by the fault or negligence of Tenant, Tenant’s agents, employees, and independent contractors, excepted.

24. IMPROVEMENTS BECOME LANDLORD’S PROPERTY. Tenant agrees that all additions and improvements and attached equipment installed in or on the Premises by Tenant, including but not being limited to electric wiring, electric fixtures, show window reflectors, screens, screen doors, awnings, awning frames, floor coverings, furnaces and air-conditioning machinery and equipment, shall immediately become the property of Landlord and shall not be removed by Tenant at the termination of this Lease, unless requested so to do by Landlord, in which event Tenant agrees to do so and to repair promptly any damage caused by such removal.

25. DAMAGE BY FIRE. It is agreed that if the Premises, or the Building or Buildings of which the Premises are a part, or any portion thereof, or any improvements now or hereafter constructed thereon or added thereto, shall be damaged by fire or other casualty, so as to render same or any portion thereof, in the opinion of Landlord, untenantable, Landlord or Tenant shall have the right, at any time within ninety (90) days after said fire, to cancel and terminate this Lease, by giving to the other party, within said ninety (90) day period written notice of its intention so to do. If this Lease is so terminated, rent shall abate from the time of such casualty. If the Lease is not so terminated, the Premises shall be restored, with reasonable dispatch, by and at the expense of Landlord insofar as the proceeds from Landlord’s insurance permit and provided that Landlord’s mortgage does not require insurance proceeds to be paid to it, and the rent due hereunder shall be proportionately abated, according to the loss of use, until the Premises are substantially restored. However, if such damage occurs during the last two (2) years of the Term and exceeds fifty percent (50%) of the insurable value of the Premises at the time such damage occurs, Landlord may terminate this Lease as of the date of such damage by giving Tenant written notice of its intention to do so within thirty (30) days after such damage occurs. If this Lease is so terminated, the rent and other amounts payable hereunder shall terminate as of the date of the damage, and Tenant shall remove all of its property from the Premises within fifteen (15) days of when such notice of termination is given.

26. CONDEMNATION. If any portion of the Premises shall be taken by the exercise of the power of eminent domain (or sold to the holder of such power pursuant to a threatened taking), Tenant shall be entitled to take separate action against the condemning authority for moving expenses, removal of Tenant’s fixtures, or loss of Tenant’s business goodwill (but not for Tenant’s leasehold estate) provided that any award resulting from such action shall not reduce the amount of the award otherwise recoverable from the condemning authority by Landlord. Tenant shall not be entitled to any part of the condemnation award or purchase price awarded to Landlord and Tenant expressly waives any and all rights thereto, including any award for claims related to the leasehold estate.

27. LIABILITY OF LANDLORD. It is agreed that Landlord shall not be liable or responsible in any way for any damage to person or property sustained in or about the Premises during the Term of this Lease, howsoever the same may be caused, unless due to Landlord’s own willful acts, or unless Landlord fails to make a repair which it has agreed to make within a reasonable time after being notified in writing by Tenant of the need therefor. Landlord shall be liable for performance of its obligations hereunder only to the extent of Landlord’s equity in the Building of which the Premises are a part. The liability of Landlord shall not extend beyond the period of Landlord’s ownership of the Building of which the Premises are a part and no individual who is any member or principal of Landlord, or their heirs, personal representatives, successors or assigns shall have any personal liability to Tenant, or to any person claiming under or through Tenant, for any amount or in any capacity.

28. INSURANCE BY TENANT. Tenant agrees to hold Landlord harmless from any and all injury or damage to person or property in, on or about the Premises, demised walks, driveways, parking area and delivery areas as adjoin the Premises, including, without limitation, all costs, expenses, claims or suits arising in connection therewith. To that end Tenant will, at all times during the Term, at Tenant’s own cost and expense, carry with a company or companies satisfactory to Landlord, public liability insurance on the Premises (including said entryways, sidewalks, driveways, parking, and delivery areas) with limits of not less than $1,000,000 each occurrence and $2,000,000 aggregate and $100,000 fire damage legal liability, which insurance shall be written or endorsed so as to name Landlord and Tenant as additional insured, and provided that it will not be cancelled or the coverage thereunder materially changed without at least thirty (30) days prior written notice to Landlord. Said policy or policies shall contain a provision insuring Tenant against all liability which Tenant might have under this hold-harmless provision. Certificates of all such insurance policies shall be delivered to Landlord promptly after their issuance. In the event of Tenant’s failure to provide such insurance, Landlord may, but shall not be required to, obtain such insurance and collect the cost thereof as a part of the rent herein reserved. Landlord shall be named as additional insured.

In addition, Tenant agrees to insure the Tenant’s own improvements and betterments for their replacement cost as well as the Tenant’s owned property, stock, furniture, fixtures, and personal property of others. Landlord is not responsible for Tenant’s goods, stock, furniture, fixtures, improvements and betterments, personal property or property of others within the Tenant’s care, custody or control.

29. NO SUBROGATION. All fire insurance, extended coverage, and policies relating to other casualties, carried by any party to this Lease covering the Premises and/or the contents thereof, shall expressly waive any right on the part of the insurer against any other party to this Lease, which right, to the extent not prohibited or violative of any such policy, is hereby expressly waived. The parties to this Lease agree that their policies will include such waiver clause or endorsement.

30. OCCUPANCY. If Tenant is unable to obtain possession of the Premises at the beginning of the Term hereof due to any act or condition beyond Landlord’s control, such as the failure of the prior tenant to vacate the Premises, Landlord shall not be liable for any loss or damage resulting therefrom and this Lease shall not be affected thereby in any way, but the rent payable hereunder shall be proportionately abated until the Premises are available for occupancy by Tenant; provided, however, that if the Premises are not available for Tenant’s occupancy within sixty (60) days after the beginning of the Term, Tenant may terminate this Lease by giving Landlord written notice thereof within ten (10) days after the lapse of said sixty (60) day period.

31. NO LIABILITY OF AGENT. Tenant agrees that Agent shall not be personally liable to Tenant in any way hereunder, including lack of authority to act as Landlord’s agent, any and all such liability being hereby quit- claimed and waived by Tenant, except for Agent’s willful misfeasance.

32. NO WAIVERS. Tenant agrees that any failure of Landlord to insist upon strict observance of any covenant, provision or condition of this Lease in any one or more instances shall not constitute or be deemed a waiver, at that time or thereafter, of such or any other covenant, provision or condition of this Lease.

33. ENTRY BY LANDLORD. Tenant agrees that Landlord may, upon reasonable notice to Tenant except in the case of emergency, enter to view the Premises and to show the same to prospective buyers or tenants. Landlord may also make repairs, alterations and improvements in and to the Premises and in and to any portion of property of which the Premises are a part or which adjoin the same, and for that purpose Landlord, and Landlord’s employees, agents, and independent contractors, may enter the Premises, and move furniture, showcases, floor coverings and fixtures as may be necessary, without liability for damages resulting therefrom; but nothing herein contained shall be construed to require Landlord to make any repairs, alterations or improvements.

34. NO PAROL REPRESENTATION. Tenant hereby declares that: (i) no representation has been made to Tenant concerning the condition of the Premises, (ii) Tenant has been afforded full access to and has inspected and examined the Premises and is renting the same in reliance upon Tenant’s own knowledge and information, and (iii) Tenant has been informed that Landlord is not obligated to make any repairs to the Premises during the Term, except such, if any, as are specified in this Lease, and (iv) no negotiations respecting repairs, such as talking about repairs or securing estimates for such repairs, shall in any way obligate Landlord to make the repairs or obligate Landlord for any damage for failure to make the same.

35. NO PAROL CHANGES. It is agreed that no change shall be made in this Lease, except in writing signed by the parties hereto, setting forth the terms of the agreed modification.

36. FOR RENT AND FOR SALE SIGNS. It is agreed that Landlord shall have the right to put and maintain “FOR RENT” and “FOR SALE” signs in the display windows and on other portions of the Premises, in conspicuous places, during the period of three (3) months next preceding the end of the Term.

37. NOTICE. Any notice to be given to Landlord as herein provided shall be in writing and shall be deemed to be given when duly posted in U.S. registered or certified mail or delivered by hand or reputable overnight courier, postage or fees prepaid, and addressed to Landlord, in care of Agent, P.O. Box 2491, Norfolk, VA 23501, and any notice to be given to Tenant as herein provided shall be deemed to be given when duly posted in U.S. registered or certified mail or delivered by hand or reputable overnight courier, postage or fees prepaid, and addressed to Tenant at the Premises. Either Landlord or Tenant may change the place designated for the giving of such notice by written notice duly and timely given to the other.

38. CONTRACT OF LANDLORD WITH AGENT. For the services rendered by Agent in procuring this Lease, Landlord agrees to pay Agent commissions equal to five percent (5%) of the rent during the initial Term, to be split 50/50 between S.L. Nusbaum Realty Co. and Mid-Atlantic Commercial Real Estate, payable within thirty (30) days of Tenant taking occupancy of the Premises.

39. LIMITED EXCLUSIVE TO SELL. Intentionally deleted.

40. HEIRS AND EXECUTORS BOUND. All the provisions, conditions and agreements of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of Landlord and Tenant.

41. MARGINAL HEADINGS. The headings appearing on the margin of this Lease are intended only for convenience of reference and are not to be considered in construing this instrument.

42. TENANT’S FIRST RIGHT OF REFUSAL TO PURCHASE AND LANDLORD’S RIGHT TO TERMINATE LEASE. Intentionally deleted.

43. TENANT’S LEASE RENEWAL OPTION. If Tenant has promptly and completely fulfilled all of its obligations under this Lease, is not then in default under this Lease, and is in possession of the Premises, it shall be granted the option to renew the Lease for one (1), five (5)-year renewal option term immediately following the initial Lease Term, under the same terms and conditions as during the initial Lease Term, except that the rent shall equal the then fair market rental value. Tenant shall give written notice to Landlord of its intention to renew not later than 180 days prior to the end of the then-current Lease Term; otherwise, this option to renew shall be terminated.

44. SECURITY DEPOSIT. Tenant shall deposit with Landlord, prior to occupancy, One Hundred Twenty Thousand Twelve and 69/100 Dollars ($120,012.69) as security for the faithful performance of Tenant’s obligations hereunder. If Tenant fails at any time to perform any obligation under this Lease, Landlord may at its option apply said deposit, or so much thereof as is required, to cure Tenant’s default, but if at any time prior to the termination of this Lease Landlord depletes the deposit in whole or in part, Tenant shall immediately restore the amount so used by Landlord. This deposit shall not bear interest. The deposit shall be allocated as follows: (i) Thirty-Eight Thousand Eight Hundred Twenty-Seven and 75/100 Dollars ($38,827.75) shall be held by Landlord for the entire Term of this Lease, (ii) Thirty-Nine Thousand Nine Hundred Ninety-Two and 58/100 Dollars ($39,992.58) shall be applied to rent for the twenty-fifth (25th) month of the Term, and (iii) Forty-One Thousand One Hundred Ninety-Two and 36/100 Dollars ($41,192.36) shall be applied to rent for the thirty-seventh (37th) month of the Term. The conditions under which Landlord will hold the deposit amount equal to Thirty-Eight Thousand Eight Hundred Twenty-Seven and 75/100 Dollars ($38,827.75) (and be obligated subsequently to return within thirty days of the end of the Lease Term) the security deposit are as follows:

A.	Full Term of the Lease has expired or the Lease has been terminated in accordance with the terms herein;

B.	Tenant does vacate the Premises at the termination of Lease and return keys thereto;

C.	Premises, inside and out, are left in “broom clean” condition and undamaged (except ordinary wear and tear); and

D.	That there are no unpaid late charges, delinquent rent, court costs or attorneys’ fees or other monies owed by Tenant to Landlord.

Should Landlord transfer ownership of the Premises by any manner, Landlord warrants that Tenant’s security deposit, or such amount that remains, will be transferred to the successor and Landlord will have the successor acknowledge the continued obligation as set forth in this section.

45. MECHANIC’S LIENS. Tenant shall not suffer or permit any mechanic’s liens to be filed against the Premises or any part thereof by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant, and if any such liens are filed, Tenant agrees to have the same discharged by payment or bond immediately.

46. ENVIRONMENTAL MATTERS. (a) At all times during the Term, Tenant shall operate the Premises in accordance with all environmental laws now or hereafter in effect, and shall not use the Premises for the manufacture, storage, transportation, use, or disposal of any toxic substance or hazardous waste, which would constitute a violation of applicable federal and state environmental laws. Tenant shall promptly notify Landlord of any notices received by Tenant that Tenant or the Premises is in violation of any law, rule, or regulation, including any environmental law, and shall indemnify and hold harmless Landlord from and against any cost, fee, fine, or penalty Landlord may incur by reason of any such violation by Tenant.

(b) Tenant also agrees to prevent environmental pollution of the Premises and adjoining property, and to take full legal and financial responsibility for any such pollution (and its clean-up) caused by Tenant, or Tenant’s use of the property. Tenant further agrees to:

(i)	Establish, enforce and maintain environmental cleanliness policies to be observed by Tenant and Tenant’s employees, associates, subcontractors, etc.

(ii)	Prevent the disposal of any toxic wastes into the city sewer systems.

(iii)	Allow Landlord, from time to time, to enter the Premises during normal business hours to observe Tenant’s compliance with the above language.

47. HOLDING OVER. If Tenant holds the Premises after the expiration of any Term with the express consent of Landlord, such holding over shall, in the absence of the written agreement of Landlord to the contrary, be deemed to have created a tenancy from month to month terminable on thirty (30) days’ prior written notice from either party to the other, and otherwise subject to all the terms and provisions of this Lease. If Tenant holds the Premises after the expiration of any Term without the express consent of Landlord, such holding over shall be deemed to be a tenancy at will, terminable by Landlord at any time, at a rental equal to twice the base rent then in effect.

48. QUIET ENJOYMENT. Landlord covenants that Tenant, on performing all the terms, covenants and conditions of this Lease, shall at all times during all Terms peacefully and quietly have, hold and enjoy the Premises.

49. ESTOPPEL CERTIFICATE. Within ten (10) days after written request of Landlord, which shall include the form of the instrument so requested, Tenant shall certify to any mortgagee or purchaser, or proposed purchaser, or any other person, firm or corporation specified by Landlord, as to the validity and force and effect of this Lease, as to the existence of any default on the part of any party thereunder, as to the existence of any offsets, counterclaims, or defenses thereto on the part of Tenant, and as to any other matters as may be reasonable requested by Landlord, all without charge and as frequently as Landlord deems necessary. Tenant’s failure or refusal to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance of obligations hereunder, and (iii) that not more than one month’s installment of rent has been paid in advance of the due date.

50. SUBORDINATION, NONDISTURBANCE, ATTORNMENT. This Lease is expressly subject and subordinate to the lien of any deed of trust which may now or hereafter affect the Demised Premises and to all renewals, refinancings, modifications, consolidations, replacements and extensions thereof. Tenant shall, within ten (10) days after receipt of a written request from Landlord, execute any certificate or other document that Landlord or its mortgagee may request in confirmation of such subordination. In consideration of the foregoing, Landlord agrees to secure from its existing mortgagee and from any subsequent mortgagee simultaneously with Tenant executing and delivering any certificate or other document confirming the subordination of this Lease as aforesaid, a recognition non disturbance agreement pursuant to which such mortgagee agrees that, notwithstanding any default by Landlord under, or foreclosure of, the deed of trust, provided, and so long as, Tenant is not in default under this Lease, Tenant’s rights under this Lease shall not be disturbed and such mortgagee shall recognize Tenant as tenant of the Demised Premises.

51. AGENCY DISCLOSURE. Pursuant to the Virginia Real Estate Board Regulations, S.L. Nusbaum Realty Co. and Mid-Atlantic Commercial Real Estate make the following disclosures:

A.	In the above transaction, S.L. Nusbaum Realty Co. represents:

the Tenant exclusively; or
X	the Landlord exclusively; or
the Tenant and Landlord and such dual agency is expressly consented to by the parties by their execution hereof.

B.	In the above transaction, S.L. Nusbaum Realty Co. shall receive its compensation from:

the Tenant exclusively; or
X	the Landlord exclusively; or
the Tenant and Landlord jointly and such dual compensation is expressly consented to by the parties by their execution hereof.

C.	In the above transaction, Mid-Atlantic Commercial Real Estate represents:

X	the Tenant exclusively; or
the Landlord exclusively; or
the Tenant and Landlord and such dual agency is expressly consented to by the parties by their execution hereof.

D.	In the above transaction, Mid-Atlantic Commercial Real Estate shall receive its compensation from:

the Tenant exclusively; or
X	the Landlord exclusively; or
the Tenant and Landlord jointly and such dual compensation is expressly consented to by the parties by their execution hereof.

The parties named below acknowledge, agree with and consent to the representation and compensation disclosed above.

52. TENANT IMPROVEMENTS. Landlord, at Landlord’s sole cost and expense, will demise the Premises and assure all operating systems are properly functioning at the time of Tenant’s occupancy.

53. EXECUTION. This Lease is not binding on Landlord until it is signed and delivered by or on behalf of Landlord.

54. RECORDATION OF LEASE. Neither this Lease nor any memorandum of lease shall be recorded by Tenant, without Landlord’s prior written permission.

55. NON-DISCRIMINATION. Landlord does not discriminate against Tenant(s) in the leasing of or provision of services, or in any manner, on the basis of race, color, creed, sex, marital status, handicap, children, familial status, age or natural origin of the Tenant(s).

56. COUNTERPART FACSIMILE OR E-MAIL SIGNATURE. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts or by facsimile or e-mail signature, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

57. SEALS. This Lease is made, executed and delivered under seal. The designation “(SEAL)” next to any signature shall be as fully effective as if the signatory’s entity seal were physically affixed.

58. MISCELLANEOUS. (a) The failure of either party to insist on strict performance of any provision of this Lease, or to exercise any right contained herein, shall not be construed as a waiver of such provision or right in any other instance. All amendments to this Lease shall be in writing and signed by both parties.

(b) The captions in this Lease are intended to assist the parties in reading this Lease and are not a part of the provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other.

(c) Landlord and Tenant hereby waive trial by jury in any legal proceeding brought by either of them against the other with respect to any matters arising out of or in any way connected with this Lease or the property.

59. DEED OF LEASE. This Lease constitutes a Deed of Lease under Virginia law.

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IN witness WHEREOF each corporate party hereto has caused this Lease to be executed in its name and behalf by its President, or one of its Vice Presidents; each individual party hereto has hereunto set his hand and seal; and each partnership or limited liability company party hereto has caused this Lease to be executed in its name and behalf by at least one of its general partners or members, and in a manner authorized by the partnership agreement or limited liability company operating agreement.

LANDLORD:	3321 PRINCESS, LLC

	By:	/s/ Sam Schick	(SEAL)
	Name:	Sam Schick
Its:
	Date:	11/8/2023

By:	/s/ Ari Katz	(SEAL)
Name:	Ari Katz
Its:
Date:	11/8/2023

TENANT:	LION POWER SYSTEMS, INC.

	By:	/s/ James S. Coleman	(SEAL)
	Name:	James S. Coleman
	Its:	President/CEO
	Date:	November 8, 2023

AGENT:	S.L. NUSBAUM REALTY CO.

	By:	/s/ Stephanie Sanker	(SEAL)
	Name:	Stephanie Sanker
	Its:	Vice President
	Date:	11/8/2023

MID-ATLANTIC COMMERCIAL REAL ESTATE

By:	/s/ Jonathan Guion, SIOR	(SEAL)
Name:	Jonathan Guion, SIOR
Its:	Managing Broker
Date:	10/31/2023

EXHIBIT A